Exhibit 99.1

April 15, 2020

Liberty TripAdvisor Holdings Issues Statement on Recent Volatility of its Stock Price

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) (Nasdaq: LTRPA, LTRPB)  today announced that it is not aware of the reasons for the recent volatility in its stock price. Liberty TripAdvisor has not selectively disclosed any material nonpublic information to analysts, investors or others, and Liberty TripAdvisor is not aware of any sales or purchase of its common shares by any of its executive officers or directors within the last 30 days. Liberty TripAdvisor’s management believes it is prudent to advise the market of this given recent fluctuations of its stock price.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (Nasdaq:  LTRPA, LTRPB) consists of its subsidiary Tripadvisor. Tripadvisor is the world's largest travel platform, aggregating reviews and opinions from its community of travelers about accommodations, restaurants experiences, airlines and cruises throughout the world.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty TripAdvisor Holdings, Inc.